CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to Registration Statement No. 033-11420 on Form N-1A of our report dated February 26, 2014, relating to the financial statements and financial highlights of Nicholas Limited Edition, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2013, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of Portfolio Holdings”, “Shareholder Reports”, and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
April 25, 2014